UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

RENASANT CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of filing.

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RENASANT CORPORATION

209 Troy Street

Tupelo, Mississippi 38804

March 11, 2008

Dear Shareholder:

On behalf of the board of directors, we cordially invite you to attend the 2008 Annual Meeting of Shareholders of Renasant Corporation. The annual meeting will be held beginning at 1:30 p.m., Central time, on Tuesday, April 15, 2008, at the principal office of Renasant Bank, 209 Troy Street, Tupelo, Mississippi 38804. The formal notice of the annual meeting appears on the next page.

At the annual meeting, you will be asked:

1.	To elect seven Class 3 directors, each to serve a three-year term;

2.	To elect two Class 1 directors, each to serve a one-year term; and

3.	To transact such other business as may properly come before the annual meeting or any adjournments thereof.

The accompanying proxy statement provides detailed information concerning the matters to be acted upon at the annual meeting. We urge you to review this proxy statement and each of the proposals carefully. It is important that your views be represented at the annual meeting regardless of the number of shares you own or whether you are able to attend the annual meeting in person. The accompanying proxy statement and proxy card are first being distributed to the shareholders of Renasant Corporation on or about March 12, 2008.

We urge you to mark, sign, date and mail the enclosed proxy card in the postage-prepaid envelope. If you hold shares of Renasant Corporation common stock directly in your name, you may also vote over the internet or by telephone. If internet or telephone voting is available to you, voting instructions will be printed on the proxy card sent to you.

On behalf of our board of directors, I would like to express our appreciation for your continued interest in Renasant Corporation.

Sincerely,

/s/ E. Robinson McGraw
E. Robinson McGraw
Chairman of the Board, President and
Chief Executive Officer

RENASANT CORPORATION

209 Troy Street

Tupelo, Mississippi 38804

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	1:30 p.m., Central time, on Tuesday, April 15, 2008.

PLACE	Renasant Bank 209 Troy Street Tupelo, Mississippi 38804

ITEMS OF BUSINESS

1.      To elect seven Class 3 directors who will each serve a three-year term expiring in 2011.

2.      To elect two Class 1 directors who will each serve a one-year term expiring in 2009.

3.      To transact such other business as may properly come before the annual meeting or any adjournments thereof.

RECORD DATE	You can vote if you are a shareholder of record as of the close of business on February 20, 2008.

ANNUAL REPORT	Our 2007 Summary Annual Report and our Annual Report on Form 10-K for the year ended December 31, 2007, which are not part of the proxy solicitation material, are enclosed.

PROXY VOTING	It is important that your shares be represented and voted at the annual meeting. Please mark, sign, date and promptly return the enclosed proxy card in the postage paid envelope. If you hold shares of Renasant Corporation common stock directly in your name, you may also vote over the internet or by telephone. If internet or telephone voting is available to you, voting instructions will be printed on the proxy card sent to you. Any proxy may be revoked at any time prior to its exercise at the annual meeting.

By Order of the Board of Directors

/s/ E. Robinson McGraw
E. Robinson McGraw
Chairman of the Board, President and
Chief Executive Officer

Tupelo, Mississippi

March 11 2008

RENASANT CORPORATION

PROXY STATEMENT

ii

RENASANT CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD TUESDAY, APRIL 15, 2008

This proxy statement is furnished to the shareholders of Renasant Corporation in connection with the solicitation of proxies by its board of directors for use at the Annual Meeting of Shareholders to be held at 1:30 p.m., Central time, on Tuesday, April 15, 2008, at the principal offices of Renasant Bank, 209 Troy Street, Tupelo, Mississippi 38804, as well as in connection with any adjournments or postponements of the meeting. This proxy statement and accompanying proxy card are first being distributed to the shareholders of the Company on or about March 11, 2008. In this proxy statement, Renasant Corporation is referred to as “Renasant,” “we,” “our,” “us,” or “the Company,” and Renasant Bank is referred to as “the Bank.”

VOTING YOUR SHARES

Who is soliciting proxies from the shareholders?

Our board of directors is soliciting the enclosed proxy. The proxy provides you with the opportunity to vote on the proposals presented at the annual meeting, whether or not you attend the meeting.

What will be voted on at the annual meeting?

The enclosed proxy provides the opportunity for you to vote, or to withhold your vote, for each of the following proposals:

1.	The election of each of seven Class 3 directors, who are to serve until the expiration of their respective three-year terms or until their successors are elected and qualified; and

2.	The election of each of two Class 1 directors, who are to serve until the expiration of their respective one-year terms or until their successors are elected and qualified.

The proxy card also gives the proxy holders discretionary authority to vote the shares represented by the proxy on any matter, other than the above proposals, that is properly presented for action at the annual meeting. In addition, for proxy cards that are signed but which do not contain voting instructions, the proxy card gives the proxy holders discretionary authority to vote the shares represented by the proxy card on the above proposals.

Who bears the cost of proxy solicitation?

We generally bear all costs of soliciting proxies. We have retained and pay a fee to Registrar and Transfer Company to assist in the solicitation of proxies, but we pay no separate compensation solely for the solicitation of proxies. Our directors, officers and employees may solicit proxies by telephone, mail, facsimile, via the Internet or by overnight delivery service. Our directors, officers and employees do not receive separate compensation for these services. We will also, in accordance with the regulations of the Securities and Exchange Commission, or SEC, reimburse brokerage firms and other persons representing beneficial owners of our common stock for their reasonable expenses in forwarding solicitation materials to such beneficial owners.

Who can vote at the annual meeting?

Our board of directors has fixed the close of business on Wednesday, February 20, 2008, as the record date for our annual meeting. Only shareholders of record on that date are entitled to receive notice of and vote at the annual meeting. As of February 20, 2008, our only outstanding class of securities was common stock, $5.00 par value per share. On that date, we had 75,000,000 shares authorized, of which 20,907,487 shares were outstanding.

You can vote either in person at the annual meeting (if you, rather than your broker, are the record holder of our stock) or by proxy, whether or not you attend the annual meeting. To vote by proxy, you must fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope. If you hold our common stock directly in your name, you may also vote over the internet or by telephone. If internet or telephone voting is available to you, voting instructions will be printed on the proxy card sent to you.

How many votes must be present to hold the annual meeting?

A “quorum” must be present to hold our annual meeting. A majority of the votes entitled to be cast at the annual meeting constitutes a quorum. Your shares, once represented for any purpose at the annual meeting, are deemed present for purposes of determining a quorum for the remainder of the meeting and for any adjournment, unless a new record date is set for the adjourned meeting. This is true even if you abstain from voting with respect to any matter brought before the annual meeting.

How many votes does a shareholder have per share?

Our shareholders are entitled to one vote for each share held.

How are directors elected?

Directors are elected by plurality vote; the candidates in each class up for election who receive the highest number of votes cast, up to the number of directors to be elected in that class, are elected. Shareholders do not have the right to cumulate their votes.

How will the proxy be voted, and how are votes counted?

When your proxy card is returned, properly signed and dated, the shares represented by your proxy will be voted at the annual meeting as you instruct on the card, including any adjournments or postponements of the meeting. If your proxy card is signed, but no instructions are given, the proxy holders will exercise their discretionary authority to vote the shares represented by the proxy at the annual meeting and any adjournments or postponements as follows:

1.	“FOR” the election of nominees William M. Beasley, Marshall H. Dickerson, R. Rick Hart, Richard L. Heyer, Jr., J. Niles McNeel, Michael D. Shmerling and H. Joe Trulove as Class 3 directors; and

2.	“FOR” the election of Albert J. Dale, III and T. Michael Glenn as Class 1 directors.

If you hold your shares in a broker’s name (sometimes called “street name” or “nominee name”), you must provide voting instructions to your broker. If you do not provide instructions to your broker, the shares will not be voted on any matter on which your broker does not have discretionary authority to vote, which generally includes non-routine matters. A vote that is not cast for this reason is called a “broker non-vote.” Broker non-votes will be treated as shares present for the purpose of determining whether a quorum is present at the meeting, but they will not be considered present for purposes of calculating the vote on a particular matter, nor will they be counted as a vote FOR or AGAINST a matter or as an abstention on the matter. The election of directors is generally considered a routine matter for broker voting purposes.

Under Mississippi law, an abstention by a shareholder who is either present in person at the annual meeting or represented by proxy is not a vote “cast” and is counted neither “for” nor “against” the matter subject to the abstention.

How are shares in our 401(k) plan voted?

If you are an employee of Renasant or the Bank and participate in our 401(k) plan, you can vote the number of shares of common stock equal to your units in the Renasant stock fund and shares allocated for your benefit under the ESOP portion of the plan, each determined as of the close of business on February 20, 2008. The trustee of the 401(k) plan, the Bank, acts as a proxy and actually votes the shares. If you do not send instructions within the time required, your shares or share equivalents will not be voted.

Can a proxy be revoked?

Yes. You can revoke your proxy at any time before it is voted. You revoke your proxy by giving written notice to our Secretary before the annual meeting or by granting a subsequent proxy. If you, rather than your broker, are the record holder of our stock, a proxy can also be revoked by appearing in person and voting at the annual meeting. Written notice of the revocation of a proxy should be delivered to the following address: Secretary, Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804.

STOCK OWNERSHIP

Does any person own more than 5% of our common stock?

As of February 20, 2008, we had approximately 6,250 shareholders of record. To the knowledge of management, no shareholder owns beneficially more than 5% of our issued and outstanding common stock. As of February 20, 2008, our 401(k) plan held an aggregate of 810,952 shares, or 3.88%, of our common stock. All shares held by the plan are allocated to individual participant accounts. Participants direct the voting of their allocated shares.

How much stock is beneficially owned by our directors and executive officers?

The following table includes information about the common stock owned by our directors, nominees and executive officers, as of February 20, 2008, including their name, position and the number of shares beneficially owned. With the exception of T. Michael Glenn, who is a nominee for election as a Class 1 director at the 2008 annual meeting, all of the persons listed in the table below under the heading “Directors and Nominees” currently serve as a director of the Company.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and is based upon the number of shares of our common stock issued and outstanding as of February 20, 2008, which was 20,907,487 shares. Unless otherwise noted, the persons below have sole voting power and investment power with respect to the listed shares (subject to any applicable community property laws). The business address for each of the directors and executive officers listed below is 209 Troy Street, Tupelo, Mississippi 38804.

	Amount and Nature of Beneficial Ownership
	Direct		Options/ Warrants Exercisable Within 60 Days	Other		Total	Percent of Class
Directors and Nominees:
William M. Beasley	50,073		—	12,108	(1)	62,181	*
George H. Booth, II	14,046		—	—		14,046	*
Frank B. Brooks	34,358		—	—		34,358	*
Francis J. Cianciola	16,755	(2)	12,750	—		29,505	*
John M. Creekmore	8,863		—	673	(3)	9,536	*
Albert J. Dale, III	61,758		—	—		61,758	*
Marshall H. Dickerson	8,058	(4)	—	—		8,058	*

	Amount and Nature of Beneficial Ownership
	Direct		Options/ Warrants Exercisable Within 60 Days	Other		Total	Percent of Class
John T. Foy	12,019		—	—		12,019	*
T. Michael Glenn	5,710		—	—		5,710	*
Richard L. Heyer, Jr.	6,812		—	1,446	(5)	8,258	*
Neal A. Holland, Jr.	30,298		27,000	160,697	(6)	217,995	1.04
Harold B. Jeffreys	201,345		—	—		201,345	*
Jack C. Johnson	31,077		—	14,921	(7)	45,998	*
J. Niles McNeel	39,658		—	1,662	(8)	41,320	*
Theodore S. Moll	17,000		—	3,150	(9)	20,150	*
Michael D. Shmerling	139,834	(10)	—	1,519	(10)	141,353	*
John W. Smith	41,148		—	17,608	(11)	58,756	*
H. Joe Trulove	40,138		—	600	(12)	40,738	*
J. Larry Young	8,329		—	612	(13)	8,941	*

Named Executive Officers:
E. Robinson McGraw	63,738	(14)	135,000	619	(14)	199,357	*
Stuart R. Johnson	26,088	(15)	39,000	—		65,088	*
R. Rick Hart	83,153	(16)	28,052	—		111,205	*
C. Mitchell Waycaster	16,809	(17)	39,000	—		55,809	*
Larry R. Mathews	2,400	(18)	43,500	26,398	(18)	72,298	*
Other Executive Officers	126,636		143,125	2,654		272,415	1.29

All directors, nominees and executive officers as a group (31 persons total)	1,086,103		467,427	244,667		1,798,197	8.41%

*	Less than 1% of the outstanding common stock.
(1)	Includes 12,108 shares held by Mr. Beasley’s spouse.
(2)

Mr. Cianciola is also one of our executive officers. Includes an aggregate of 4,762 shares that are allocated to his accounts under our 401(k) plan, over which Mr. Cianciola has voting power, and 1,500 shares representing a target award of restricted stock under our 2001 Long-Term Incentive Plan, or LTIP, with respect to which he possesses voting and dividend rights. Under the terms of this award, the number of shares of restricted stock is subject to increase or decrease based upon the achievement of certain thresholds related to the Company’s 2008 performance.

(3)	Includes 673 shares held by Mr. Creekmore’s children.
(4)	Of the 8,058 shares directly owned by Mr. Dickerson, 3,656 shares are pledged as collateral for a loan.
(5)	Includes 942 shares held by Dr. Heyer’s spouse and 504 shares held in a trust account for his children.
(6)

Includes 1,303 shares held in an individual retirement account owned by Mr. Holland’s spouse, of which Mr. Holland is the beneficiary, 7,248 shares held by a family limited liability partnership, Holland, LLP, and 152,146 shares held by a family limited liability partnership, Holland Holdings, LLP. Of these shares listed, 49,918 shares are pledged as collateral for a loan.

(7)

Includes 6,189 by Germantown Home Builders, Inc. Retirement Plan, for which Mr. Johnson serves as Trustee, and 8,732 shares held by Mr. Johnson’s spouse. Mr. Johnson disclaims beneficial ownership of the shares held by Germantown Home Builders, Inc. Retirement Plan.

(8)	Includes 1,662 shares held by Mr. McNeel’s spouse.
(9)	Includes 3,150 shares held by Mr. Moll’s children, for which Mr. Moll serves as custodian.
(10)	Of the 139,834 listed as directly owned, 94,208 are pledged as collateral for a loan. Mr. Shmerling’s other ownership includes 1,419 shares held by his children.
(11)	Includes 17,608 shares held by Mr. Smith’s spouse.
(12)	Includes 600 shares held by Mr. Trulove’s spouse of which he disclaims beneficial ownership.
(13)	Includes 612 shares held by Mr. Young’s spouse.
(14)

Mr. McGraw is also the Chairman of our board of directors. His direct ownership includes an aggregate of 16,312 shares that are allocated to his accounts under our 401(k) plan, over which Mr. McGraw has voting power, and 7,500 shares representing a target award of restricted stock under our LTIP with respect to which he possesses voting and dividend rights. Under the terms of this award, the number of shares of restricted stock is subject to increase or decrease based upon the achievement of certain thresholds related to the Company’s 2008 performance. His other ownership includes 619 shares held by his son, for which he serves as custodian.

(15)

Direct ownership includes an aggregate of 22,572 shares allocated to Mr. Johnson’s accounts under our 401(k) plan, over which he has voting power, and 1,500 shares representing a target award of restricted stock under our LTIP with respect to which he possesses voting and dividend rights. Under the terms of this award, the number of shares of restricted stock is subject to increase or decrease based upon the achievement of certain thresholds related to the Company’s 2008 performance.

(16)

Mr. Hart is also a member of our board of directors. Direct ownership includes 1,500 shares representing a target award of restricted stock under our LTIP with respect to which he possesses voting and dividend rights. Under the terms of this award, the number of shares of restricted stock is subject to increase or decrease based upon the achievement of certain thresholds related to the Company’s 2008 performance. Of the shares listed as directly owned, 60,939 shares are pledged as collateral for a loan.

(17)

Includes an aggregate of 11,160 shares that are allocated to Mr. Waycaster’s accounts under our 401(k) plan, over which he has voting power, and 2,250 shares representing a target award of restricted stock under the LTIP with respect to which he possesses voting and dividend rights. Under the terms of this award, the number of shares of restricted stock is subject to increase or decrease based upon the achievement of certain thresholds related to the Company’s 2008 performance.

(18)

Direct ownership includes 1,500 shares representing a target award of restricted stock under our LTIP with respect to which he possesses voting and dividend rights. Under the terms of this award, the number of shares of restricted stock is subject to increase or decrease based upon the achievement of certain thresholds related to the Company’s 2008 performance. Mr. Mathews’ other ownership represents shares held by a family limited liability corporation, Summitt, LLC.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file with the SEC and the NASDAQ Stock Market, LLC (“Nasdaq”) reports of ownership of our securities and changes in their ownership on Forms 3, 4 and 5. Executive officers, directors and greater than 10% shareholders are required by SEC rules to furnish us with copies of all Section 16(a) reports they file.

Based solely upon a review of the reports on Forms 3, 4 and 5 furnished to us, or written representations from reporting persons that no Form 5 filing was required, we believe that during 2007 our executive officers, directors and greater than 10% owners timely filed all reports they were required to file under Section 16(a), except that one report covering one transaction for Mr. McNeel was inadvertently filed late.

BOARD OF DIRECTORS

How many directors serve on the board, and who are the current directors?

Effective as of the annual meeting, a total of 20 directors serve on our board. There are three classes of directors. Assuming that all of our nominees for director are elected, after the annual meeting there will be seven directors in Class 1, six directors in Class 2 and seven directors in Class 3. The current term of office for our Class 1 directors expires at the 2009 annual meeting, while the current term of office for our Class 2 directors expires at the 2010 annual meeting, and the current term of office for our Class 3 directors expires at the 2008 annual meeting. All of our directors also presently serve on the board of directors of the Bank.

John W. Smith, who is not listed below, presently serves as a Class 3 director; he will retire effective as of the 2008 annual meeting because he has reached the mandatory retirement age for directors, which is age 72. In addition, T. Michael Glenn has been nominated for election as a Class 1 director. Biographical information about Mr. Glenn is set forth below in the section “Proposal Nos. 1 and 2 to Elect Directors” under the heading “Proposal No. 2 – Election of Two Class 1 Directors.”

Our directors are:

Name	Age	Class	Experience
George H. Booth, II Director since 1994	53	1	Mr. Booth is co-owner of Tupelo Hardware Company, a closely held family business primarily engaged in wholesale and retail hardware sales. Mr. Booth has served as president of Tupelo Hardware Company since 2000.

Frank B. Brooks Director since 1989	64	1	Mr. Brooks has been a cotton farmer since 1959 and as president of Yalobusha Gin Company, Inc., a cotton gin located in Yalobusha County, Mississippi, since 1992.

Albert J. Dale, III Director since 2007	57	1	Mr. Dale has served as president of Dale, Inc., located in Nashville, Tennessee since 1997. He was appointed as a director upon the completion of our acquisition of Capital Bancorp, Inc., or Capital, in July, 2007.

John T. Foy Director since 2004	60	1	Mr. Foy served as president and chief executive officer of Lane Furniture Industries from October, 1996 until February, 2004, when he was named president and chief operating officer of Furniture Brands International, where he also serves as a member of its board of directors. Furniture Brands International is engaged in the manufacture of upholstered and wooden furniture.

Harold B. Jeffreys Director since 2005	63	1	Mr. Jeffreys is a consultant to several small high technology businesses. He was founder and chairman of Applied Research, Inc., in Huntsville, Alabama, until its sale in 1994 to Science Applications International Corp. He was a founding director of Heritage Bank until its sale to us in 2005. He also operates Cedar Lake Farms and is a partner in several venture capital partnerships. Additionally, he serves on the board for Southeastern Bible College in Birmingham, Alabama. Mr. Jeffreys was appointed as a director following our acquisition of Heritage Financial Holding Corporation, or Heritage, in 2005.

Name	Age	Class	Experience
Jack C. Johnson Director since 2004	65	1	Mr. Johnson has served as president of Germantown Home Builders, Inc., located in Germantown, Tennessee, since 1974. Since March, 2001, he has also served as the chief manager of Colonnade, LLC, a company engaged in the leasing of storage and office space in Memphis, Tennessee. Mr. Johnson was appointed as a director upon the completion of our acquisition of Renasant Bancshares, Inc. in 2004.

Francis J. Cianciola Director since 2004	57	2	Mr. Cianciola has served as an executive vice president of the Company since 2004 and has served as chairman of the Tennessee Division and as president of the Bank’s West Tennessee Division since 2007. Mr. Cianciola served as president of the Tennessee Division of the Bank from 2004 to 2007. Prior to our acquisition of Renasant Bancshares, Inc. in July, 2004, Mr. Cianciola served as president, chief executive officer and vice chairman of the Board of Directors of Renasant Bancshares, Inc. and as president, chief executive officer and chairman of the Board of Directors of Renasant Bank of Tennessee. Mr. Cianciola was appointed as a director upon the completion of our acquisition of Renasant Bancshares, Inc.

John M. Creekmore Director since 1997	52	2	Mr. Creekmore has engaged in the practice of law since 1987 as the owner of the law firm Creekmore Law Office, PLLC.

Neal A. Holland, Jr. Director since 2005	51	2	Mr. Holland has been president of Holland Company, Inc., a diversified sand, stone and trucking company in Decatur, Alabama, since 1980. He is also the owner and president of Cedar Ridge Golf Course, Inc. Mr. Holland was appointed as a director upon the completion of our acquisition of Heritage.

E. Robinson McGraw Director since 2000	61	2	Mr. McGraw has served as our and the Bank’s president and chief executive officer since 2000. Since June, 2005, Mr. McGraw has also served as Chairman of our and the Bank’s board of directors. Mr. McGraw served as executive vice president of the Bank prior to becoming our chief executive officer.

Theodore S. Moll Director since 2002	65	2	Mr. Moll has been with MTD Products, a company primarily engaged in the production of outdoor power equipment, since 1965. Mr. Moll presently serves as executive vice president of its worldwide operations.

J. Larry Young Director since 1982	69	2	Mr. Young has been employed as a part-time pharmacist with Fred’s Pharmacy in Pontotoc, Mississippi, since 1998. Prior to 1998, Mr. Young was a pharmacist for and a partner in Ramsey-Young Pharmacy. He has also served as vice chairman and lead director of our board of directors since June, 2005.

William M. Beasley Director since 1989	56	3	Mr. Beasley has engaged in the practice of law as a partner of the law firm of Phelps Dunbar LLP since 1999 and has practiced law since 1975.

Marshall H. Dickerson Director since 1996	58	3	Mr. Dickerson has been the owner and manager of Dickerson Furniture Company, a company primarily engaged in retail home furnishings, since 1978.

Name	Age	Class	Experience
R. Rick Hart Director since 2007	59	3	Mr. Hart has served as an executive vice president of the Company and president of the Tennessee Division and Middle Tennessee Division of the Bank since July, 2007. Prior to our acquisition of Capital in July, 2007, Mr. Hart served as chairman, president, chief executive officer and organizer of Capital Bank & Trust Company, or Capital Bank, in Nashville, Tennessee since 1994. Mr. Hart was appointed as a director upon the completion of our acquisition of Capital in July, 2007.

Richard L. Heyer, Jr. Director since 2002	51	3	Dr. Heyer has served as a physician and partner of Tupelo Anesthesia Group, P.A. since 1989.

J. Niles McNeel Director since 1999	61	3	Mr. McNeel has engaged in the practice of law as a partner of the law firm of McNeel and Ballard since 1983.

Michael D. Shmerling Director since 2007	52	3	Mr. Shmerling has served as Chairman of Choice Food Group, a manufacturer and distributor of food products, since July, 2007. Mr. Shmerling served as a Senior Advisor to Kroll, Inc. from August, 2004 to June, 2007 and an Executive Vice President of Kroll, Inc. from August, 2000 to June, 2004. He also served as a director of Kroll from May, 2001 until June, 2004. Mr. Shmerling was appointed as a director upon the completion of our acquisition of Capital.

H. Joe Trulove Director since 1999	70	3	Mr. Trulove is presently a partner of Landmark Enterprises, a company primarily engaged in real estate and investments. Mr. Trulove has been chairman of the board of directors of Rose Hill Manufacturing Company, a company primarily engaged in the manufacture of upholstered furniture, since 2002. Prior to 2001, Mr. Trulove was senior vice president of York Casket Company, a company primarily engaged in the manufacture of caskets.

Who are the presiding and lead directors?

E. Robinson McGraw is the presiding director and serves as chairman of the board of the Company and the Bank. In addition, the members of the board who meet the definition of “independent director” under Rule 4200(a)(15) of the Nasdaq Marketplace Rules selected J. Larry Young as “lead director.” Among other duties, which are described in full in our Bylaws, the lead director acts as the chairman of executive sessions of the board of directors.

Are the directors independent?

Our board has determined that each of William M. Beasley, George H. Booth, II, Frank B. Brooks, John M. Creekmore, Albert J. Dale, III, Marshall H. Dickerson, John T. Foy, Richard L. Heyer, Jr., Neal A. Holland, Jr., Harold B. Jeffreys, Jack C. Johnson, J. Niles McNeel, Theodore S. Moll, H. Joe Trulove and J. Larry Young is an “independent director” as defined under Rule 4200(a)(15) of the Nasdaq Marketplace Rules. In addition, John W. Smith, who will retire from the board effective as of the 2008 Annual Meeting of Shareholders, is an “independent director.”

The board considered the relationships between our directors and Renasant or the Bank when determining each director’s status as an “independent director” under Rule 4200(a)(15) of the Nasdaq Marketplace Rules. In particular, the board noted that we and the Bank employed Phelps Dunbar LLP, a law firm of which William M. Beasley is a partner, to provide advice in various legal areas, including employee benefits and general corporate law. The Bank also employed the Creekmore Law Office, owned by John M. Creekmore, as local counsel for its community bank at Amory, Mississippi. Finally, the Bank employed McNeel and Ballard, a law firm of which J. Niles McNeel is a partner, as local counsel for its community bank at Louisville, Mississippi. The board determined that none of these relationships affected the status of the relevant director as an “independent director.”

There are no family relationships between any director, executive officer or person nominated to become a director or executive officer.

How are directors compensated?

Directors who are also our employees receive no additional compensation for their service as directors. The compensation committee sets the compensation for non-employee directors. During 2007, each non-employee director was paid a cash retainer of $15,000 and an additional cash payment of $7,500, which was pro rated and paid monthly. The lead director was paid an additional $6,500 in addition to the annual fee. The chairman of the audit committee was paid $1,000, while the other members of the audit committee were paid $500, for each audit committee meeting attended in 2007. Except for audit committee meetings, non-employee directors were paid $350 for each committee meeting attended. Non-employee directors do not receive additional compensation for each board meeting attended, but they are reimbursed for expenses incurred to attend board and committee meetings. We expect to pay our directors similar fees in 2008.

During 2007, the Bank maintained two types of deferred compensation plans in which our directors were eligible to participate. Under one plan, deferred retainer and fees are deemed invested in units representing shares of our common stock and credited with dividend equivalent units as and when we pay dividends. Under the other plan, deferred retainer and fees are notionally invested in accordance with the instructions of each participating director. Investment alternatives offered under the plan include, among others, an investment based upon the Moody’s Average Corporate Bond Rate, or the Moody’s Rate. For deferrals made between 1985 and 1988, a participating director may direct notional investment in the form of interest credited at 130% of the Moody’s Rate, adjusted monthly (7.83% in 2007); deferrals made after January 1, 1989 and before January 1, 2007 may be notionally invested in interest at 100% of such rate (6.17% in 2007). Amounts held under either plan are payable when a director ceases to serve as a member of the board or attains a specified age.

Our directors may elect coverage under the Bank’s group medical and dental plans for themselves and their eligible dependents. Directors pay for coverage at the premium rates charged, from time to time, to active employees of the Company and the Bank. The Bank also provides term life and accidental death and dismemberment insurance to our directors, each with a face amount equal to $10,000.

The following table summarizes the compensation paid to our non-employee directors during the 2007 fiscal year:

Name	Fees Earned or Paid in Cash(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation(3)	Total
William M. Beasley	$30,550	$—	$8,878	$39,428

George H. Booth, II	30,200	326	8,878	39,404

Frank B. Brooks	46,200	435	3,532	50,167

John M. Creekmore	32,300	241	3,148	35,689

Albert J. Dale, III	19,850	1,089	13	20,952

Marshall H. Dickerson	45,200	220	8,878	54,298

John T. Foy	33,850	—	25	33,875

Richard L. Heyer, Jr.	26,700	121	25	26,846

Neal A. Holland, Jr.	45,850	—	25	45,875

Harold B. Jeffreys	43,000	—	8,878	51,878

Name	Fees Earned or Paid in Cash(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation(3)	Total
Jack C. Johnson	43,500	50	8,878	52,428

J. Niles McNeel	29,850	—	8,878	38,728

Theodore S. Moll	31,600	118	25	31,743

Michael D. Shmerling	17,450	2,011	13	19,474

John W. Smith	35,800	2,703	8,878	47,381

H. Joe Trulove	34,400	—	7,659	42,059

J. Larry Young	42,600	2,775	8,878	54,253

(1)	Includes amounts voluntarily deferred to either of our deferred compensation plans.
(2)	Includes above-market earnings on deferred fees. Earnings are considered above-market if the interest rate earned on the deferred fees exceeded 120% of the applicable federal long-term rate.
(3)	Includes the portion of medical and dental plan premiums paid by us and term life and accidental death and dismemberment premiums in the amount of $25 for each director.

How many meetings did the board hold during 2007?

Our board held six meetings during 2007. All directors attended at least 75% of the total number of board meetings and the meetings of the committees on which they served. The Bank’s board met six times during 2007. The members of the board who are “independent directors” under Nasdaq Rule 4200(a)(15) met in executive session six times during 2007.

We do not have a policy requiring director attendance at our annual meeting. At our 2007 annual meeting, all current directors were in attendance. We expect our entire board to be in attendance at this year’s annual meeting.

What committees has the board established?

The board of directors has established an audit committee, a compensation committee and a nominating and governance committee. The composition and responsibilities of the audit committee and the nominating and governance committee are described below. The composition and responsibilities of the compensation committee are described in the “Compensation Discussion and Analysis” section below under the question “Who is responsible for determining compensation?”

Who serves on the audit committee, and what are its responsibilities?

Frank B. Brooks, Marshall H. Dickerson, John T. Foy, Harold B. Jeffreys, Theodore S. Moll and J. Larry Young are the members of the audit committee. The board has determined that each member of the audit committee is an “independent director” as defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules and that each meets the criteria for independence in Rule 10A-3 of the Exchange Act. The board has determined that Theodore S. Moll qualifies as an “audit committee financial expert” under applicable SEC rules and regulations and satisfies the “financial sophistication” requirements under Rule 4350(d) of the Nasdaq Marketplace Rules. During 2007, the audit committee held 16 meetings.

The audit committee has adopted a written charter. The charter was most recently amended and restated on June 17, 2005. Although a copy of the restated charter is not available on our website, a copy of the charter was attached as Appendix A to our definitive proxy statement for the 2006 Annual Meeting of Shareholders, filed with the SEC on March 9, 2006.

The audit committee reviews our financial reporting process on behalf of the board of directors. The audit committee’s duties and responsibilities include the following:

•	Appointing, compensating and overseeing our independent auditors;

•	Monitoring the integrity of our financial reporting process and system of internal controls;

•	Monitoring the independence and performance of our independent auditors and internal auditing department;

•	Pre-approving all auditing and permitted non-audit services provided by our independent auditors;

•	Providing an avenue of communication among our independent auditors, management, the internal auditing department, and the board of directors; and

•

Establishing procedures for (1) the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters, and (2) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

Who serves on the nominating and governance committee, and what are its responsibilities?

The nominating and governance committee interviews, evaluates, nominates and recommends individuals for membership on our board of directors and the board’s committees. The members of the nominating and governance committee are John M. Creekmore, Neal A. Holland, Jr., Theodore S. Moll, Marshall H. Dickerson and J. Larry Young. Each of the current members of the nominating and governance committee is an “independent director” as defined under Rule 4200(a)(15) of the Nasdaq Marketplace Rules. During 2007, the nominating and governance committee held 3 meetings.

The nominating and governance committee has adopted a written charter. The charter was most recently amended and restated on February 21, 2006. Although a copy of this charter is not available on our website, a copy of the charter was attached as Appendix A to our definitive proxy statement for the 2007 Annual Meeting of Shareholders, which was filed with the SEC on March 13, 2007.

The nominating and governance committee evaluates potential new directors based upon the needs of the board and Renasant. The committee uses the same criteria to assess a candidate for director, whether nominated by the committee itself or by a shareholder. The criteria include, without limitation, whether the candidate possesses the following qualifications and qualities:

•	Independence for purposes of Rule 4200(a)(15) of the Nasdaq Marketplace Rules and SEC rules and regulations;

•	Experience in banking, or in marketing, finance, legal, accounting or other professional disciplines;

•	Familiarity with and participation in the local community;

•	Prominence and reputation in his or her profession;

•	Record of honest and ethical conduct, personal integrity and independent judgment;

•	Ability to represent the interests of our shareholders; and

•	Ability to devote time to the board of directors and to enhance their knowledge of our industry.

Usually, nominees for election to the board are proposed by management and members of the board. The nominating and governance committee also considers candidates that shareholders recommend. Your recommendations should be addressed to: Secretary, Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804. The committee will only consider shareholder-recommended candidates who meet the eligibility requirements for directors which are included in our Bylaws and Rule 4200(a)(15) of the Nasdaq Marketplace Rules. Your recommendations must be submitted to us no earlier than December 16, 2008, and no later than January 15, 2009, for consideration as a possible nominee for election to the board at our 2009 annual meeting. Your notice must set forth as to each nominee:

•	The reason for making such nomination;

•	All arrangements or understandings between or among the recommending shareholder(s) and the nominee;

•	All information relating to such nominee that is required to be disclosed in solicitations of proxies for the election of directors pursuant to Regulation 14A under the Exchange Act; and

•	The nominee’s written consent to being named in the proxy statement and to serve as a director if elected.

The shareholders’ notice must also set forth the name and address of the nominating shareholder and the class and amount of such shareholder’s beneficial ownership of our stock, including evidence to support the shareholders’ ownership of such shares. If a shareholder intends to recommend a nominee for election as director or proposes any other business for consideration at an annual shareholders meeting on behalf of the beneficial owner of the shares that the recommending shareholder is the record owner of, the recommending shareholder must also provide the name and address of such beneficial owner, as well as the class and number of shares of our stock owned by such beneficial owner.

How does the board respond to shareholder questions?

The board has not adopted a formal procedure that you must follow to send communications to it, but it does have informal procedures, described below, which it believes adequately facilitate shareholder communications with the board.

Shareholders can send communications to the board by contacting our Director of Investor Relations in one of the following ways:

•	By writing to Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804; Attention: Director of Investor Relations;

•	By e-mail at MWaycaster@renasant.com; or

•	By phone at (662) 680-1215.

If you request information or ask questions that can more efficiently be addressed by management, the Director of Investor Relations will respond to your questions. The Director of Investor Relations will forward to the audit committee any communication concerning employee fraud or accounting matters. The Director of Investor Relations will forward to the full board any communication relating to corporate governance or those requiring action by the board of directors.

Are directors and other officers indebted to the Bank?

Certain of our directors and officers, businesses with which they are associated, and members of their immediate families are customers of the Bank and have entered into loan transactions with the Bank. In the opinion of the board of directors, these transactions were made in the ordinary course of the Bank’s business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectability or present other unfavorable features.

Are there any other related party transactions?

In addition to the loan transactions described above, the Bank employs the son of R. Rick Hart, our executive vice president, a member of our board of directors and the president of the Middle Tennessee Division of the Bank, as a vice president. Mr. Hart’s son works at our branch located in Nashville, Tennessee, and his salary is consistent with the salary paid to similarly-situated employees of the Bank.

What are our policies and procedures for the review, approval and ratification of related party transactions?

We expect our directors, officers and employees to act and make decisions that are in our best interests and encourage them to avoid situations which present a conflict between our interests and their own personal interests.

Our directors, officers and employees are prohibited from taking any action that may make it difficult for them to perform their duties, responsibilities and services to us in an objective and fair manner. A copy of our Code of Ethics is available at www.renasant.com under “Code of Ethics.”

The entire board of directors is responsible for reviewing and approving all material transactions between us and our subsidiaries with any related party. When the board reviews or approves related party transactions, the director associated with the matter must abstain from voting and, typically, is not present while discussions and deliberations are held. Related parties include any of our directors or executive officers, and their immediate family members. The type of transactions that must be reviewed and approved include extensions of credit and other business relationships.

To identify related party transactions, each year we require our directors and officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their immediate family members have an interest. We review related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests. Our Code of Ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to immediately notify the chairman of the audit committee.

Are there any legal proceedings involving a director and Renasant or the Bank?

We are not aware of any current legal proceedings involving any of our directors and either the Bank or us.

EXECUTIVE OFFICERS

Who are our executive officers?

The names, ages, positions and business experience of our principal executive officers, except for Mr. McGraw, Mr. Cianciola and Mr. Hart, are listed below. Because they are also members of our board, information about Mr. McGraw, Mr. Cianciola and Mr. Hart appeared previously under the heading “Board of Directors.” With the exception of Mr. McGraw, Mr. Cianciola, Mr. Hart and Mr. Mathews, each of whom is a party to an employment agreement, all of our executive officers are appointed annually by the board of directors and serve at the discretion of the board.

Name	Age	Position
J. Scott Cochran	44	Our Executive Vice President and President of the Mississippi Division of the Bank since April, 2007; he served as Administrative Officer of the Bank’s Corporate Banking Division from March, 2005 to April, 2007. Prior to March, 2005 he served as Senior Commercial Lending Officer.

Stephen M. Corban	52	Our Executive Vice President and General Counsel since July, 2003; he has also served as Senior Executive Vice President and General Counsel of the Bank since July, 2003; Mr. Corban was a partner in the law firm Mitchell, Voge, Corban, and Hendrix LLP, from 1998 until June, 2003.

James W. Gray	51	Our Executive Vice President since February, 2003; he has also served as Senior Executive Vice President of the Bank since April, 1996; Mr. Gray has served as Strategic Planning Director of the Bank since November, 2000; he was Chief Operations Officer of the Bank from November, 1998, until October, 2000.

Stuart R. Johnson	54	Our Executive Vice President since February, 2003; Mr. Johnson has served as Senior Executive Vice President, Chief Financial Officer, and Cashier of the Bank since April, 1996.

Name	Age	Position
Harold H. Livingston	59	Our Executive Vice President since April, 2005, and Senior Executive Vice President and Chief Credit Officer of the Bank since January, 2002; Mr. Livingston served as Senior Vice President of the Bank from 1983 until January, 2002.

Larry R. Mathews	55	Our Executive Vice President since 2005; he served as President of the Alabama Division of the Bank from January, 2005 to July, 2007; previously he was a director and president and chief executive officer of Heritage Bank from October, 2002, until our acquisition of Heritage in 2005; from July, 2000, until August, 2001, he served as chief executive officer of The Bank in Birmingham, Alabama.

Michael D. Ross	43	Our Executive Vice President and President of the Alabama Division of the Bank since September, 2007; previously he was Executive Vice President for Commercial Banking and Sales for Regions Bank in Birmingham, Alabama. Prior to his service at Regions, Mr. Ross was with SouthTrust Corporation of Birmingham, Alabama in various leadership positions for over 15 years.

Claude H. Springfield, III	60	Our Executive Vice President since April, 2005, and Senior Executive Vice President and Chief Credit Policy Officer of the Bank since October, 2000; Mr. Springfield served as Executive Vice President of the Bank from 1993 until September, 2000.

C. Mitchell Waycaster	49	Our Executive Vice President since April, 2005, and the Senior Executive Vice President and Chief Administrative Officer of the Bank since April, 2007; he served as President of the Mississippi Division of Renasant Bank from January, 2005 to April, 2007; previously Mr. Waycaster served as Executive Vice President and Director of Retail Banking of the Bank from 2000 until December, 2004.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section, or CD&A, describes the compensation program for our named executive officers, or NEOs. Our NEOs are Mr. McGraw, Mr. Johnson, Mr. Hart, Mr. Waycaster and Mr. Mathews.

As more fully described below, our compensation committee is charged with establishing, reviewing and administering our executive compensation program, including making all decisions about the compensation of our named executive officers. Except as may be limited by applicable law, stock exchange rules and its charter, the compensation committee may delegate its authority as it deems necessary or appropriate. Responsibility for the day to day administration of our executive compensation program has been delegated to officers of the Bank.

Who is responsible for determining compensation?

The compensation committee is responsible for determining the compensation of our named executive officers and our directors. The committee consists of William M. Beasley, Frank B. Brooks, John M. Creekmore, Marshall H. Dickerson, John T. Foy, Harold B. Jeffreys and J. Niles McNeel, who is the chairman. Each member of the compensation committee is an “independent director,” as defined under Rule 4200(a)(15) of the Nasdaq Marketplace Rules. Each member is also a “non-employee director,” as defined in Rule 16b-3 promulgated under the Exchange Act, and, with the exception of Mr. Beasley, each qualifies as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code.

The compensation committee has adopted a written committee charter that details its authority, powers and responsibilities. Although the charter is not posted on our website, a copy of the charter was attached as Appendix B to our definitive proxy statement for the 2007 Annual Meeting of Shareholders, which was filed with the SEC on March 13, 2007. The committee periodically reviews the charter and makes appropriate revisions; it was last revised in December, 2006.

The compensation committee meets with the frequency necessary to perform its duties and responsibilities. The compensation committee usually makes many of its decisions at a meeting held in the fourth quarter of each fiscal year, including evaluating the performance of our named executive officers during the year, determining the amount of their annual cash bonuses for the year, determining base salaries and performance goals for the upcoming fiscal year, and making grants and awards of equity compensation for the upcoming fiscal year. The committee met a total of nine times during 2007. Grants and awards of equity compensation for our 2007 fiscal year were made at the committee’s January, 2007 meeting.

Role of Our Officers. Our executive officers compile and provide information, make recommendations for the committee’s consideration and assist in the management and administration of our executive benefit plans. Their responsibilities may include, but are not limited to, the following:

•	Recommending pay levels and grants and awards for key executive officers, other than our chief executive officer;

•	Recommending changes to ensure that our compensation programs remain competitive and aligned with our objectives; and

•

Providing information to the committee, including but not limited to (1) information concerning Company and individual performance, (2) information concerning the attainment of our strategic objectives, (3) the common stock ownership of each executive and his option holdings, (4) equity compensation plan dilution, (5) quantification of all forms of compensation payable to our executives, and (6) peer group compensation and performance data.

Our executive officers may attend the meetings of the committee, at its request, except that Mr. McGraw is not present during the final deliberations of his compensation. A portion of each of the nine meetings held during 2007 was an executive session during which none of our executive officers was present.

Using Compensation Consultants. In 2007, the compensation committee engaged Mercer Human Resources Consulting, or Mercer, to assist it in determining whether the Company’s compensation structure remains appropriate. Based on information provided by Mercer, the compensation committee concluded that the compensation structure for our executive officers furthers the objectives of our compensation program. Specifically, the committee concluded the compensation structure provides appropriate incentives to our executive officers that are intended to enhance Company performance, which, in turn, will increase shareholder value. The recommendations made by Mercer continue to be utilized in the Company’s compensation structure.

What are the objectives of our compensation program?

The fundamental purpose of our executive compensation program is to assist us in achieving our financial and operating performance objectives. Specifically, our compensation program has three basic objectives:

•	To attract, retain and motivate our executive officers, including the named executive officers;

•	To reward executives upon the achievement of measurable corporate, business unit and individual performance goals; and

•	To align each executive’s interests with the creation of shareholder value.

What are the specific elements of the compensation program, and what are they intended to address and reward?

Our compensation program includes five elements:

•

Base salary: This element is intended to directly reflect an executive’s job responsibilities and his value to the Company; we also use this element to attract and retain our executives and, to some extent, acknowledge each executive’s individual efforts in furthering our strategic goals.

•

Annual short-term cash incentives: This annual cash bonus is one of the performance-based elements of our compensation; it is intended to motivate our executives and to provide a current or immediate reward for short-term (annual) measurable performance.

•

Equity-based incentives: Grants of stock options and awards of restricted stock are the most important methods we use to align the interests of our named executive officers with the interests of our shareholders, and they are another element of performance-based compensation, both long-term and short-term.

•

Perquisites, welfare benefits and retirement plans: These benefits and plans are intended to attract and retain qualified executives, by ensuring that our compensation program is competitive and provides an adequate opportunity for retirement savings; to a limited degree these programs tend to reward long-term service or loyalty to the Company.

•

Change in control agreements: These agreements and provisions provide a form of severance payable in the event of a change in control of the Company. They are primarily intended to align the interests of our executives with our shareholders by providing a secure financial transition in the event of termination in connection with a change in control.

Do we “benchmark” total compensation or any element of compensation?

No, we do not believe it is appropriate to determine total compensation, or any element of compensation, based primarily on benchmarking, which is the practice of setting compensation based upon the compensation practices of other companies similar in size, industry and other characteristics. We do review information about compensation practices at similar companies to maintain our compensation at competitive and responsible levels. The peer group used for these limited purposes in 2007 included 18 publicly-traded financial institutions located primarily throughout the southeastern United States. The following table provides information about the demographics of this peer group:

Demographic	Range	Median
Total assets	$ 2.3 billion – $ 7.7 billion	$2.5 billion
Market value of stock	$ .3 billion – $ 1.4 billion	.5 billion
Net income	$ 19 million – $ 102 million	33 million

How did the Capital transaction affect compensation decisions?

R. Rick Hart previously served as the chief executive officer of Capital. In connection with our acquisition of Capital, we assumed two arrangements that benefited Mr. Hart:

•

Supplemental executive retirement plans, or SERPs, which provide for the payment of 15 equal annual installments upon retirement at age 65 or death. Mr. Hart has accrued and is vested in an annual benefit equal to $73,027. The maximum aggregate annual benefit payable from the SERPs is $155,000, which Mr. Hart will accrue and be vested in upon his attainment of the retirement age or his involuntary termination of employment without cause, constructive termination or in the event of a change in control.

•	A death benefit in the amount of $59,378, which is funded and payable through a split dollar life insurance arrangement.

In addition, we entered into an employment agreement with Mr. Hart. Under the terms of that agreement and in addition to amounts payable on account of his termination of employment without cause, constructive termination or in the event of a change in control, Mr. Hart may receive retention payments in the aggregate amount of $759,600. Retention payments are made in four installments, the first as of February 1, 2008, provided Mr. Hart is employed on each payment date. Payment of the retention amount will be accelerated in the event of Mr. Hart’s death, disability or involuntary termination of employment without cause or constructive termination. The employment agreement also provides that Mr. Hart will receive annually a five percent increase in his base compensation. See the Termination and Change in Control Payments Table in the “Potential Payments Upon Termination or Change in Control” section below, for additional information about payments due in the event Mr. Hart’s employment ceases.

Finally, in consideration of the release of certain payments and benefits due to him under certain additional compensation arrangements with Capital and for the release of certain potential claims, we paid to Mr. Hart the sum of $775,281.

How are the relative amounts of each element of compensation determined?

The compensation committee does not use a specific formula to determine the amount allocated to each element of our compensation program. Instead, the committee evaluates the total compensation paid to each executive and makes individual compensation decisions that provide for significant exposure to equity, an appropriate mix of short-term and long-term rewards and a substantial performance-based component. In determining the amount of total compensation to be paid in the form of equity or cash, the committee considers with respect to each executive (1) amounts accumulated and payable in cash from our retirement plans, (2) amounts to be paid as severance under employment or similar agreements, and (3) current holdings of our common stock. The committee has not otherwise adopted specific stock ownership or holding guidelines that would affect this determination.

For fiscal year 2007, an average of 18.34% of our executive compensation was in equity, either in the form of performance-based restricted stock or stock options. The following table illustrates the percentage of each executive’s total compensation related to short-term performance:

	Percentage of Total Compensation (Fiscal Year 2007)
Named Executive Officer	Annual Cash Incentive	Awards of Restricted Stock	Total Performance Pay
E. Robinson McGraw	9.70%	11.67%	21.37%
Stuart R. Johnson	5.86%	5.01%	10.87%
R. Rick Hart	2.73%	—	2.73%
C. Mitchell Waycaster	6.05%	7.11%	13.16%
Larry R. Mathews	5.90%	7.54%	13.44%

How is base salary determined and adjusted?

Considerations. Unless limited under an employment or similar agreement, the committee reviews and adjusts base salary annually. Adjustments are based upon a review of a variety of factors, including the following:

•	Individual, Company, Bank and division performance, measured against quantitative and qualitative goals;

•	Duties and responsibilities; and

•	Compensation paid by our peer group.

Fiscal Year 2007 Decisions. The 2007 base salary of our named executive officers is included in the Summary Compensation Table that follows this section. For 2007, base salaries increased on average by $11,875, or 4.60%, over base salaries paid in 2006. The primary factors evaluated by the committee in connection with these increases were (1) our growth in earnings, loans and deposits, (2) each executive’s scope of responsibility, including the market share and assets under management of the division supervised by such executive, and (3) to a lesser extent, compensation levels at companies in our peer group.

Fiscal Year 2008 Decisions. The committee has set the following base salaries for 2008, which represent an average increase of $12,490, or 3.98% over the base salary paid in 2007:

Named Executive Officer	2008 Base Salary	Percentage Increase Over 2007 Base Salary
E. Robinson McGraw	$410,000	6.49%
Stuart R. Johnson	250,000	4.17
R. Rick Hart(1)	355,950	5.00
C. Mitchell Waycaster	258,000	4.24
Larry R. Mathews	239,000	—

(1)	Based on Mr. Hart’s full-year salary for 2007 of $339,000.

How is the annual cash bonus determined?

Considerations. Our annual cash bonus is made through our Performance Based Rewards Plan, under which annual cash bonuses may be paid to all of our executives. Each year, the annual bonus for our named executive officers is determined using the following process:

•	At the beginning of each fiscal year, the committee (1) determines the performance goals for the year, which may relate to our performance, Bank or division performance, the performance of each executive, or a combination thereof, (2) sets threshold, target and superior levels of performance, and (3) determines bonus amounts, expressed as a percentage of base compensation, payable upon the attainment of each performance level.

•	At the end of each fiscal year, the committee determines actual performance and the amount of the incentive payable to each executive. If actual performance falls between performance levels, the committee prorates the amount of the incentive to reflect partial performance. No incentive is paid if threshold levels are not attained.

After the determination of the incentive amount, the committee may, in its discretion, adjust the amount to ensure that it accurately reflects performance, although it has not yet elected to do so.

Fiscal Year 2007 Decisions. For the 2007 fiscal year, our compensation committee adopted the following Company performance goals, which we believe are reliable indicators of performance that enhances shareholder value:

Company Performance Goal	Weight	Threshold Performance Level	Target Performance Level	Superior Performance Level
Growth in diluted earnings per share	60%	(4.09%)	(1.18%)	1.75%
Growth in net revenue per share	40%	(1.09%)	(0.05%)	(0.98%)

The above performance goals reflect adjustment made for our acquisition of Capital, which involved the issuance of our common stock as merger consideration, and the equity offering we undertook to raise the cash portion of the Capital merger consideration. The committee made these adjustments to address the dilutive effect of the acquisition and equity offering.

As a percentage of each executive’s base salary, the committee set the following threshold, target, and superior performance levels:

Named Executive Officer	Threshold Performance Level	Target Performance Level	Superior Performance Level
E. Robinson McGraw	32.5% of base salary	65% of base salary	130% of base salary
Each of the other NEOs	15% of base salary	30% of base salary	60% of base salary

The committee determined that our performance for 2007 met the threshold level for growth in diluted earnings per share but did not meet the threshold level for growth in net revenue per share. Cash bonuses paid to our named executive officers are listed on the Summary Compensation Table, which follows this CD&A. The committee determined that the formula amounts accurately reflected performance and did not exercise its discretion to adjust the amount of any bonus.

Fiscal Year 2008 Decisions. For the 2008 fiscal year, performance goals and their respective weights will again be based upon growth in earnings per diluted share and growth in net revenue per share. The committee established performance levels for both performance goals in 2008 at levels in which the committee believes, if attained, will further enhance shareholder value. The percentage of each executive’s base salary payable in the form of a cash incentive is the same as for fiscal year 2007.

Company Performance Goal	Weight	Threshold Performance Level	Target Performance Level	Superior Performance Level
Growth in diluted earnings per share	60% of incentive	3.05% growth	6.10% growth	9.15% growth
Growth in net revenue per share	40% of incentive	8.09% growth	11.32% growth	14.56% growth

The committee set these performance goals in December, 2007. These performance goals were adopted for compensatory purposes and to incent performance and should not be interpreted as guidance as to the Company’s expected performance in 2008.

How is equity compensation determined and paid?

Considerations. Equity compensation is granted or awarded under our 2001 Long-Term Incentive Plan, our LTIP, in the form of stock options and restricted stock. The committee uses equity compensation to create short-term and long-term incentives that align the interests of our executives with the interests of our shareholders.

For 2007, the committee granted options and awarded shares of restricted stock. The committee uses restricted stock to provide immediate alignment of executive and shareholder interests. We believe the alignment occurs because the executive becomes a shareholder from the date of award and benefits from any increase in our share price. The committee uses options to incent longer-term performance because options have value only to the extent our share price increases over time.

The committee’s practice is to make grants or awards in January of each fiscal year, or at the end of the immediately preceding fiscal year, irrespective of whether or not we are in possession of material non-public information at that time. The committee believes that the practice of making grants and awards about the same date each year precludes any inference that we are attempting to manipulate the timing of our stock option grants and restricted stock awards to take advantage of non-public information. We do not backdate options or grant options retroactively. Generally, in determining the amount of any grant or award, the committee considers:

•	The position, responsibility and prior performance of each executive;

•	The executive’s ability to affect corporate performance;

•	The value of grants or awards in relation to other elements of total compensation; and

•	The number of shares of our common stock that he owns, whether directly or beneficially.

Options. The exercise price for stock options is always fair market value, that is, the closing market price of our common stock on the date of the grant as quoted on The NASDAQ Global Select Market (or on the immediately preceding trading date if shares are not traded on the grant date). Unless the committee otherwise provides, options vest and become exercisable in equal installments over a three-year period, and lapse ten years after the grant date. The vesting of options is accelerated and an executive’s options remain exercisable for not less than six months following a change in control of the Company.

Restricted Stock. Unless the committee otherwise provides, restricted stock awards to our named executives are subject to a one-year service requirement and the attainment of performance goals during the service period. Shares are awarded in increasing amounts for threshold, target and superior performance, using the same performance goals applicable to our annual cash bonus. Shares in the target amount are issued at the beginning of each fiscal year. The issued shares may not be sold, pledged or otherwise transferred until the end of the fiscal year. The target shares are subject to forfeiture if the service condition is not satisfied; the number of target shares may be increased or decreased at the end of the fiscal year for actual performance in relation to the target level. The target shares vest, free of restrictions, in the event of a change in control of the Company. Recipients of restricted stock awards are entitled to dividend and voting rights with respect to the target shares during the service vesting period.

Fiscal Year 2007 Decisions. The 2007 performance criteria applicable to restricted stock awards were the same as the performance criteria applicable to our annual cash bonuses, which are summarized above. The Summary Compensation Table and the Grants of Plan Based Awards Table, which follow this discussion, each provide specific information about the options granted and restricted stock awarded for fiscal year 2007 and the number of shares of restricted stock issuable in the event of threshold, target or superior performance.

Fiscal Year 2008 Decisions. For 2008, the committee granted to our named executive officers an aggregate 52,500 stock options and awarded to them an aggregate 14,250 shares of restricted stock at the target level. The 2008 performance criteria applicable to restricted stock awards is the same as the performance criteria applicable to our annual cash bonuses, which is summarized above.

How are perquisites, welfare and retirement plans integrated into our compensation program?

Perquisites. Perquisites comprise a small part of our total compensation package. The main perquisites we provide are the payment of country club dues and an automobile allowance. Although these perquisites involve incidental personal value, we believe that both are necessary to advance our business purposes. The compensation committee annually reviews the level of perquisites that our named executive officers receive to ensure that the amount of perquisites remains at a reasonable level.

Welfare Benefits. We maintain a number of broad-based benefit plans that are available to all of our employees, including group medical, dental, disability and life insurance plans, some of which are contributory.

Retirement Benefits. We offer our eligible employees, including our named executive officers, participation in a tax-qualified defined contribution 401(k) plan, which allows savings for retirement on a tax deferred basis. We provide matching contributions, up to 4% of compensation deferred and we contribute 5% of each eligible employee’s annual plan compensation and an additional 5% of annual plan compensation in excess of the Social Security wage base. Both contributions are subject to the completion of a six-year incremental vesting period. The plan provides for the distribution of account balances following termination of employment, generally in the form of a lump sum. The Summary Compensation Table includes information about our contributions for the 2007 fiscal year.

We also sponsor a noncontributory tax-qualified defined benefit or pension plan. Prospective benefit accruals under the plan and new participation ceased as of December 31, 1996. Mr. McGraw, Mr. Johnson and Mr. Waycaster have vested benefits accrued under the plan. Mr. Hart and Mr. Mathews are not eligible to and do not participate in the plan. Vested plan benefits are paid monthly at either early or normal retirement. Mr. McGraw has satisfied the age and service conditions for early retirement, because he has attained age 55 and is credited with at least 15 years of service. The Pension Benefits table following this section illustrates the value of benefits accrued under the plan.

We maintain two voluntary deferred compensation arrangements for our executives. One plan invests deferred amounts in units representing shares of our common stock and provides for dividend equivalent credits as and when dividends are paid on our shares. Under the other plan, deferred amounts are notionally invested in accordance with the instructions of each participating officer from among designated investment alternatives. Amounts deferred between 1985 and 1988, may be notionally credited with interest determined monthly at 130% of the Moody’s Rate (7.83% in 2007); amounts deferred after January 1, 1989 and before January 1, 2007 may be notionally credited with interest at 100% of such rate (6.17% in 2007). Benefits under either plan are paid upon termination of employment in an amount equal to each participant’s account balance; certain participants, including Mr. McGraw and Mr. Johnson, are eligible to receive a preretirement death benefit which is greater than their account balances. The Nonqualified Deferred Compensation Table that follows this section reflects deferrals under these plans made during our 2007 fiscal year.

Have we entered into employment, severance, change in control or other agreements with our named executive officers?

Yes. We have entered into employment agreements with Mr. Hart and Mr. Mathews, and we have entered into change in control agreements with Mr. McGraw, Mr. Johnson and Mr. Waycaster. These individuals are our most senior executives and play an integral role in our success. Given the competition for executive talent in our industry, we believe that it is essential to create a retention device and to demonstrate our loyalty. We also believe it is necessary to ensure that personal concerns do not impede transactions that may be in the best interests of our shareholders, such as a sale of Renasant to a third party. None of these agreements provides for a payment solely on account of the occurrence of a change in control. Rather, the executive must be terminated under specified circumstances (for example, no payment is required if an executive is terminated for cause) and within a specified time period after the change in control to qualify for a payment. We believe that these “double triggers” help lessen the personal concerns that may arise in the context of a change in control, while preventing our executives from receiving a windfall solely because a change in control has occurred.

We substituted an employment agreement for Mr. McGraw’s change in control agreement, effective as of January 1, 2008. The new agreement provides for an initial four-year employment term, with automatic one-year renewal terms thereafter unless either party notifies the other that the agreement shall no longer be extended. In addition to the payment of base compensation, bonuses and certain employee and fringe benefits, our agreement with Mr. McGraw now provides for benefits and payments in the event of his death, disability, termination of employment for cause or on account of a constructive termination. The agreement also increases the payments and benefits due to him following a change in control. The footnotes to the Termination and Change in Control Payments Table in the “Potential Payments Upon Termination or Change in Control” section below describes the payments that would be due to Mr. McGraw under various termination scenarios.

How do tax, accounting and other statutes or regulations affect the compensation paid to our named executive officers?

Section 162(m). Section 162(m) of the Code limits to $1 million in any taxable year the deduction a company may claim for compensation paid to each of its chief executive and four other highest paid officers, unless certain performance-based conditions are satisfied. The compensation committee carefully considers the impact of Section 162(m) in designing compensation programs for, and in making compensation decisions affecting, our affected officers, and it designs certain components of their compensation to ensure full deductibility. Base salary and incentive bonuses are subject to the Section 162(m) limitation. Options granted under our LTIP have been granted at fair market value, and are intended to be performance-based compensation that is not subject to the limitation. Restricted stock awarded under the LTIP is also intended to qualify as performance-based compensation.

Although we generally seek to maximize the deductibility for tax purposes of all elements of compensation, in some circumstances factors other than tax deductibility are more important in determining the forms and levels of executive compensation. Given the competitive market for outstanding leadership talent in the banking industry, we believe that it is important to retain the flexibility to design compensation programs consistent with our executive compensation objectives, even if some of the compensation is not fully deductible. Accordingly, the compensation committee may award elements of compensation that are not fully deductible when appropriate.

Other Statutes, Regulations and Authorities. Section 409A of the Code and the regulations and guidance promulgated thereunder established new rules governing the taxation of deferred compensation. The rules are generally applicable as of January 1, 2005, and may apply to our deferred compensation plans, the SERPs, and certain payments and benefits under our employment and change in control agreements. We have operated our deferred compensation plans and arrangements in a manner intended to be in good faith compliance with the provisions of Section 409A, and we will finally amend our affected agreements and plans during 2008.

In January 2006, we adopted the provisions of Financial Accounting Standards Board Statement 123R, “Share-Based Payment” (“Statement 123R”). Statement 123R establishes accounting requirements for share-based compensation to employees and carries forward prior guidance on accounting for awards to non-employees. Under Statement 123R, we are required to recognize compensation expense for all share-based payments to our employees, including our named executive officers. We have recognized compensation expense on our share-based payments since 2002 when we adopted the provisions of FASB Statement 123, “Accounting for Stock-Based Compensation.” Thus, our adoption of Statement 123R has not materially affected compensation-related decisions.

What are the compensation committee’s conclusions with respect to the 2007 fiscal year?

After considering all of the elements of compensation paid to our named executive officers in 2007, the compensation committee has concluded that the compensation is reasonable and not excessive. This conclusion is based upon a number of factors, including the following:

•	Our financial performance including growth in earnings, loans and deposits over the previous year;

•	Our expanded market footprint;

•	The amount of our NEOs’ total compensation subject to the achievement of performance goals; and

•	That the total compensation levels for our NEOs are comparable to the compensation levels in our peer group.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based upon this review and discussion, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

J. Niles McNeel, Chairman	William M. Beasley
Frank B. Brooks	John M. Creekmore
Marshall H. Dickerson	John T. Foy
Harold B. Jeffreys

March 5, 2008

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the compensation committee during 2007 were William M. Beasley, Frank B. Brooks, John M. Creekmore, Marshall H. Dickerson, John T. Foy, Harold B. Jeffreys and J. Niles McNeel. There are no members of the compensation committee who were officers or employees of Renasant or any of its subsidiaries during 2007 or were formerly officers of Renasant.

COMPENSATION TABLES

Compensation Summary. The following table provides information concerning the total compensation earned or paid to our named executive officers for services rendered to us or the Bank during the 2007 fiscal year.

Summary Compensation Table (2007 Fiscal Year)
Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Grants(3)	Non-Equity Incentive Plan Compen- sation(4)	Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings(5)	All Other Compen- sation		Total
E. Robinson McGraw	2007 2006	$385,000 370,000	— —	$91,890 188,050	$158,175 111,300	$76,360 315,109	$3,846 1,435	$72,079 64,368	(6)	$787,350 1,050,262
Stuart R. Johnson	2007 2006	240,000 230,000	— —	18,378 37,610	53,625 38,368	21,528 88,505	1,082 538	32,559 30,688	(7)	367,172 425,709
R. Rick Hart(8)	2007 2006	169,500 —	— —	— —	25,913 —	30,510 —	83,200 —	808,204 —	(8)	1,117,327 —
C. Mitchell Waycaster	2007 2006	247,500 225,000	— —	27,567 54,803	53,625 38,368	23,441 81,902	106 —	35,301 33,418	(9)	387,540 433,491
Larry R. Mathews	2007 2006	239,000 239,000	— —	27,567 43,619	34,725 11,645	21,577 63,329	— —	42,688 41,613	(10)	365,557 399,206

(1)	Includes amounts deferred under our deferred compensation plans.
(2)	We do not pay discretionary bonuses; annual cash bonuses that are awarded under our Performance Based Rewards Plan are included in the Non-Equity Incentive Plan Compensation column.
(3)

The dollar amount of restricted stock awards is calculated in accordance with Statement 123R and reflects the market value of our common stock on the date of initial award, which was $30.63 per share for 2007 awards. With respect to our 2007 awards, Mr. McGraw, Mr. Johnson, Mr. Waycaster and Mr. Mathews forfeited 4,500, 900, 1,350 and 1,350 shares of their target restricted stock awards, respectively, because applicable target performance levels were not reached. The dollar amount of stock option grants reflects expense recorded in 2007 with respect to option grants in 2007, 2006 and 2005 calculated using the Black-Scholes model. Please refer to Note M, “Employee Benefit and Deferred Compensation Plans,” in the Notes to the Consolidated Financial Statements in Item 8, “Financial Statements and Supplementary Data,” of our Annual Report on Form 10-K for details regarding the fair value and the assumptions used to derive the fair value of our restricted stock and stock options.

(4)	Reflects annual cash bonuses payable under our Performance Based Rewards Plan, all or a portion of which may be deferred under our deferred compensation plans.
(5)

The listed amount reflects above-market earnings on amounts deferred under our deferred compensation plans. Earnings are considered above market if the interest rate earned on the deferred fees exceeded 120% of the applicable federal long-term rate. For Mr. McGraw, the amount listed in the table also includes the change in the present value of his benefit under our pension plan, which was $1,304 for 2007. The present value of Mr. Johnson’s and Mr. Waycaster’s pension plan benefits decreased by $4,413 and $4,559, respectively. For Mr. Hart, the amount listed in the table also includes the change in the amount of $81,793 in the present value of the accumulated benefit under the SERPs from July 1, 2007, the date we assumed the SERPs in connection with our acquisition of Capital, through December 31, 2007.

(6)

Includes term life and disability insurance premiums of $7,931, Company credits to a deferred compensation plan of $5,794, dividends on restricted stock of $4,950, an allowance for the use of an automobile of $21,296, country club dues of $5,483, and Company contributions to our 401(k) plan in the amount of $26,625.

(7)

Includes term life and disability insurance premiums of $2,244, dividends on restricted stock of $990, country club dues of $2,700, and Company contributions to our 401(k) plan in the amount of $26,625.

(8)

Mr. Hart was appointed Executive Vice President of the Company on July 1, 2007, upon the completion of our acquisition of Capital. His all other compensation includes term life and disability insurance premiums of $2,025, auto allowance of $3,708, country club dues of $7,000, and Company contributions to the 401(k) plan in the amount of $20,190. Additionally, all other compensation includes a payment of $775,281, given in exchange for his relinquishment of certain compensation payable under his agreements with Capital and Capital Bank and for his release of any claims against Capital or Capital Bank.

(9)

Includes term life and disability insurance premiums of $1,708, dividends on restricted stock of $1,485, country club dues of $5,483, and Company contributions to our 401(k) plan in the amount of $26,625.

(10)

Includes term life and disability insurance premiums of $3,578, dividends on restricted stock of $1,485, country club dues of $5,000, auto allowance of $6,000 and Company contributions to our 401(k) plan in the amount of $26,625.

Plan Grants and Awards. The following table includes information about performance levels for annual cash bonuses payable under our Performance Based Rewards Plan, our non-equity incentive plan, and option grants and restricted stock awards made under our LTIP, our equity incentive plan. In 2007, payouts under our non-equity and equity incentive plans were contingent upon growth in diluted earnings per share and net revenue. For the 2007 fiscal year, our diluted earnings per share decreased 4.09%, which satisfied the threshold performance level set by the committee (as adjusted to take into account our acquisition of Capital and our equity offering). Our net revenue per share declined 5.45%, less than the committee’s threshold performance level (as adjusted). The CD&A above provides a general description of the terms of incentives payable under the Performance Based Rewards Plan and the terms of stock option grants and restricted stock awards under the LTIP.

Grants of Plan-Based Awards in 2007
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)		Grant Date Fair Value of Stock and Option Awards(4)
Name	Grant Date	Threshold ($)	Target ($)	Superior ($)	Threshold (#)	Target (#)		Superior (#)
E. Robinson McGraw	1/17/07	$125,125	$250,250	$500,500	5,000 —	7,500 22,500	(5) (6)	11,250 —	1,809	$	— 30.63	$344,588 155,250
Stuart R. Johnson	1/17/07	36,000	72,000	144,000	1,000 —	1,500 7,500	(5) (6)	2,250 —	414	$	— 30.63	68,918 51,750
R. Rick Hart	7/1/07	50,850	101,700	203,400	— —	— 11,190	(6)	— —	386	$	— 30.63	— 88,961
C. Mitchell Waycaster	1/17/07	37,125	74,250	148,500	1,500 —	2,250 7,500	(5) (6)	3,375 —	87	$	— 30.63	103,376 51,750
Larry R. Mathews	1/17/07	35,850	71,700	143,400	1,500 —	2,250 7,500	(5) (6)	3,375 —	3,167	$	— 30.63	103,376 51,750

(1)

Reflects cash incentive payouts calculated under the Performance Based Rewards Plan. Cash incentives actually paid during our 2007 fiscal year are included in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column.

(2)	Reflects the number of units credited under our deferred stock unit plan with respect to salary and bonus deferred by our named executive officers in 2007.
(3)	Closing market price of a share of our common stock on the grant date.
(4)

Calculated in accordance with Statement 123R. The value of restricted stock awards listed in the table reflects the grant date fair value of restricted stock if the Superior performance level was satisfied. The grant date fair value of the shares of restricted stock actually awarded to our named executives as of December 31, 2007 was $91,890 for Mr. McGraw, $18,378 for Mr. Johnson, and $27,567 for each of Mr. Waycaster and Mr. Mathews.

(5)

Reflects restricted stock awards under our LTIP, a portion of which were forfeited. During the 2007 fiscal year, the number of shares actually awarded was 3,000 shares to Mr. McGraw, 600 shares to Mr. Johnson, and 900 shares to each of Mr. Waycaster and Mr. Mathews.

(6)

Reflects stock option grants under our LTIP. Stock option grants are not subject to adjustment based on performance conditions but vest equally over a three-year period, except that 58% of the Mr. Hart’s options, which we assumed as part of our acquisition of Capital, vest in 2008, with the remainder vesting in 2009.

Unexercised Options. The following table includes information about unexercised options held by our named executive officers at the end of our 2007 fiscal year. Except for 36,000 options granted to Mr. Mathews and all of the options granted to Mr. Hart, these options were granted under our LTIP. The exercise price is fair market value on the date of grant, defined as the closing market price of a share of our common stock as quoted on The NASDAQ Global Select Market. Options vest ratably over a three-year vesting period, which is accelerated in the event of a change in control.

Outstanding Equity Awards at December 31, 2007
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date
E. Robinson McGraw	22,500 22,500 22,500 22,500 15,000 7,500 — —	— — — — 7,500 15,000 22,500	(1) (2) (3)	$8.47 15.64 18.77 22.23 22.77 21.93 30.63	1/1/11 1/1/12 1/1/13 1/1/14 1/1/15 1/1/16 1/1/17
Stuart R. Johnson and C. Mitchell Waycaster	7,875 7,875 7,875 5,250 2,500 —	— — — 2,625 5,000 7,500	(1) (2) (3)	$15.64 18.77 22.23 22.77 21.93 30.63	1/1/12 1/1/13 1/1/14 1/1/15 1/1/16 1/1/17
R. Rick Hart	25,318 2,735	— 11,190	(4)	$8.95 15.21	2/3/14 5/30/16
Larry R. Mathews	36,000 2,500 —	5,000 7,500	(2) (3)	$11.03 21.93 30.63	4/15/13 1/1/16 1/1/17

(1)	Options vested on January 1, 2008.
(2)	One-half of the options vested on January 1, 2008, and one-half vest on January 1, 2009.
(3)	One-third of the options vested on January 1, 2008, one-third vest on January 1, 2009, and one-third vest on January 1, 2010.
(4)

Options for 6,519 shares of common stock will vest on May 31, 2008, and options for 4,671 shares of common stock will vest on May 31, 2009, reflecting Mr. Hart’s vesting schedule under the Capital equity incentive plan, which was assumed by the Company.

Exercised Options; Vested Restricted Stock. The following table includes information about options that were exercised and restricted stock actually vested and awarded during our 2007 fiscal year. Mr. Hart was not awarded restricted stock and did not exercise options during 2007. The value of the restricted stock awards is based upon the per share market value of our common stock on the vesting date, December 31, 2007, which was $21.57 per share.

Option Exercises and Stock Vested in 2007
	Option Grants		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
E. Robinson McGraw	—	—	3,000	$64,710
Stuart R. Johnson	—	—	600	12,942
C. Mitchell Waycaster	—	—	900	19,413
Larry R. Mathews	—	—	900	19,413

Pension and SERP Benefits. The following table includes information about benefits accrued under our tax-qualified pension plan and the SERPs in which only Mr. Hart participates. Benefit accruals under the Bank’s Defined Benefit Pension Plan ceased as of December 31, 1996. As described above, Mr. McGraw has satisfied the age and service conditions for early retirement. Mr. Hart and Mr. Mathews do not participate in that plan because their employment commenced after that date. We assumed the SERPs maintained by Capital for Mr. Hart in connection with our acquisition of Capital. The CD&A above provides a general description of these plans.

Pension Benefits
Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit(1) ($)	Payments in 2007 ($)
E. Robinson McGraw	Defined Benefit Pension Plan	23	(2)	$366,999	—
Stuart R. Johnson	Defined Benefit Pension Plan	20	(2)	146,029	—
C. Mitchell Waycaster	Defined Benefit Pension Plan	18	(2)	83,915	—
R. Rick Hart	Supplemental Executive Retirement Plans	4	(3)	504,967	—

(1)

Please refer to Note M, “Employee Benefit and Deferred Compensation Plans,” in the Notes to the Consolidated Financial Statements in Item 8, “Financial Statements and Supplementary Data,” of our Annual Report on Form 10-K for details regarding the assumptions used in determining the accumulated benefit obligations.

(2)	Includes only service credited on or before December 31, 1996, which is taken into account for benefit accrual purposes.
(3)	Includes service credited since the SERPs were adopted in August, 2003.

Deferred Compensation. The following table includes information about the participation of our named executive officers in the two deferred compensation plans maintained by the Bank during our 2007 fiscal year, the terms of which are described in the CD&A. The entire amount listed as each named executive officer’s contribution is included in either the Salary or Non-Equity Incentive Plan Compensation column, as applicable, of the Summary Compensation Table, while our contribution of $5,794 to Mr. McGraw’s account is included in the All Other Compensation column of the Summary Compensation Table. Except for interest totaling $2,542 for Mr. McGraw, $1,082 for Mr. Johnson, $1,907 for Mr. Hart and $106 for Mr. Waycaster, all other interest on deferred compensation was earned at the market rate and all dividend equivalent units were credited to participants’ accounts at the same rate as dividends were paid on our common stock.

Nonqualified Deferred Compensation
Name	Executive Contributions in 2007	Company Contributions in 2007	Aggregate Earnings in 2007	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2007
E. Robinson McGraw	$17,800	$5,794	$18,859	$—	$354,577
Stuart R. Johnson	11,539	—	10,647	—	198,521
R. Rick Hart	14,000	—	2,423	—	92,452
C. Mitchell Waycaster	625	—	2,230	—	42,582
Larry R. Mathews	63,345	—	1,284	—	87,942

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following narrative and table describes the compensation and benefits payable to each of our named executive officers in the event of retirement, disability, death, involuntary termination of employment for cause, voluntary termination of employment, constructive termination of employment, involuntary termination of employment without cause, and change in control. The narrative and table are based upon the terms of our employment agreements with Mr. Hart and Mr. Mathews and our change in control agreements with Mr. McGraw, Mr. Johnson and Mr. Waycaster, each in effect as of December 31, 2007.

We have neither described nor quantified payments and benefits that are generally available to all employees upon the termination of employment, such as vested benefits payable from our tax-qualified pension and retirement plans, accrued but unpaid compensation and accrued vacation pay, and long-term disability benefits funded through group insurance. Also, amounts that are vested and are or may become payable notwithstanding the circumstances of an executive’s termination of employment, such as each executive’s vested balances under our deferred compensation plans and Mr. Hart’s accrued and vested benefits under his SERPs, are not described in the narrative or quantified in the table. A description of our deferred compensation plans and the SERPs is included in the CD&A above.

Retirement. Generally, an executive “retires” when he voluntarily terminates his employment between ages 55 and 65. Except as provided below, we do not provide our executives with specific retirement payments or benefits:

•

Any vested options granted under our LTIP will remain exercisable during the one-year period following an executive’s retirement, which is defined in our LTIP as a termination of employment after an executive has attained age 55 and completed ten years of service;

•	A prorated portion of an executive’s target restricted stock award will vest upon his retirement, as defined in the LTIP;

•

For eligible employees employed by the Company as of December 31, 2004, we provide continuation coverage under our group medical plan during retirement and we pay a portion of the premium; only Mr. McGraw and Mr. Johnson are or may become eligible to receive this benefit; and

•	Each executive will receive his annual cash bonus under our Performance Based Rewards Plan, prorated to reflect his period of service during the fiscal year in which his retirement occurs.

Only Mr. McGraw has satisfied the Company’s general retirement conditions. In the event of his retirement on December 31, 2007, Mr. McGraw would be eligible to receive payments and benefits with an aggregate value of $180,921, consisting of his annual bonus in the amount of $76,360, the difference between the value of his target and actual restricted stock awards, in the amount of $97,065, and retiree medical benefits in the annual amount of $7,496.

Death and Disability. We provide for each of our named executive officers term life insurance coverage, the amount of which is in excess of the amounts we otherwise provide to our employees. We also provide insurance to Mr. Hart, which is funded through a split dollar life insurance arrangement that we assumed in connection with our acquisition of Capital.

In the event of death or disability, each executive will vest in a prorated portion of his target restricted stock grant, and any vested options will remain exercisable during the one-year period following his death or disability. Each executive will also receive his award under our Performance Based Rewards Plan, prorated to reflect his actual service during the year in which his death or disability occurs.

Under the SERPs we assumed in connection with the Capital acquisition, Mr. Hart vests in his maximum annual benefit upon his death or disability, which is $155,000 payable annually for a period of 15 years. Under our employment agreement with Mr. Hart, any retention payments remaining to be paid vest and become payable following his death or disability.

Termination for Cause and Voluntary Termination. Under the arrangements we maintain with each of our executive officers, no benefits or payments vest or become payable upon a voluntary termination of employment, except as provided above in the event of retirement, or a termination of employment on account of cause. We provide the benefits and payments previously accrued and vested under our tax-qualified plans and our deferred compensation plans and any additional benefits required by law to be provided.

Constructive Termination and Involuntary Termination Without Cause. Under the terms of our LTIP, any vested options will remain exercisable during the one-year period following an executive’s termination and an executive will receive prorated portion of his target restricted stock award.

Under the terms of Mr. Hart’s employment agreement, if he is involuntarily terminated without cause or in the event of his constructive termination, he will receive:

•	His base compensation for the remainder of his employment term, but not less than his annualized base compensation;

•	His target bonus;

•	Company premium contributions for the period of continuation coverage available to him and his eligible dependents under Section 4980B of the Code, commonly referred to as “COBRA”;

•	Any remaining retention payments; and

•	Full vesting in the maximum benefit payable under his SERPs.

Under our employment agreement with Mr. Mathews, if his employment is involuntarily terminated without cause or he terminates his employment for good reason, he will receive:

•	His annualized base compensation;

•	His average bonus, determined with respect to the two years preceding his termination;

•	COBRA continuation premiums for 12 months; and

•	An amount equal to his current annualized car lease payments.

Change in Control. Upon the occurrence of a change in control, any outstanding options granted under our LTIP vest and are immediately exercisable, and any transfer, vesting or performance requirements imposed upon restricted stock awards are deemed satisfied and lapsed.

The payment of additional change in control benefits generally requires a “double trigger,” which refers both a termination of employment and the occurrence of a change in control. Although the various agreements with our named executives are not uniform, the term “change in control” generally refers to: (1) the acquisition by an unrelated person of not less than 50% of our common stock; (2) the sale of all or substantially all of our assets; (3) a merger in which we are not the surviving entity; or (4) a change in a majority of the members of our board of directors that occurs within a specified period. An executive’s employment must be involuntarily terminated without cause or on account of “good reason”:

•	During the 24-month following a change in control, as to Mr. Hart; and

•	During the three-year period following a change, as to Mr. McGraw, Mr. Johnson and Mr. Waycaster and Mr. Mathews.

Under the terms of our employment agreement with Mr. Hart, we provide the following payments and benefits:

•	299% of his annualized base compensation and bonus;

•	Company premium contributions for the COBRA continuation period, which is 18 months;

•	Any remaining retention payments; and

•	Full vesting of the maximum benefit payable under his SERPs.

If the value of the payments and benefits due to Mr. Hart in connection with a change in control subject him to the imposition of the excess parachute payment excise tax imposed under Section 4999 of the Code, the Company will pay all such amounts and benefits to him only if the aggregate value of the payments and benefits after deduction for all taxes have a materially greater aggregate value than the aggregate value of the payments and benefits reduced to the extent necessary to avoid the imposition of the excise tax.

In the event of a change in control, Mr. McGraw, Mr. Johnson, Mr. Waycaster and Mr. Mathews will each receive 299% of his annualized compensation and 299% of his average bonus. With the exception of Mr. Mathews, bonuses are averaged over the two-year period preceding the change; Mr. Mathews’ average bonus is calculated with respect to bonuses paid during the period of his employment with Heritage and Heritage Bank. If the value of all benefits and payment due in connection with a change in control are subject to the excise tax on excess parachute payments imposed under Section 4999 of the Code, the benefits and payments will be reduced to the extent necessary to avoid the imposition of the tax.

Termination and Change in Control Payments. The following table quantifies the termination and change in control payments described above. In each circumstance, we have assumed termination on December 31, 2007.

Termination and Change in Control Payments

	Type of Payment	Disability(1)		Death(1)		Termination Without Cause/ Constructive Termination(1)		Change in Control(1)(2)
E. Robinson McGraw	Base Pay Bonus Stock Options Restricted Stock(3) Benefit Continuation(4) Life Insurance(5) Death Benefit(6) Total	$	— 76,360 — 97,065 7,496 — — 180,921	$	— 76,360 — 97,065 7,496 962,500 1,011,861 2,155,282	$	— — — 97,065 7,496 — — 104,561	$1,151,150 585,246 9,225 97,065 7,496 — — 1,850,182

Stuart R. Johnson	Base Pay Bonus Stock Options Restricted Stock(3) Benefit Continuation(4) Life Insurance(5) Death Benefit(6) Total		— 21,528 — 19,413 — — — 40,941		— 21,528 — 19,413 — 600,000 1,044,733 1,685,674		— — — 19,413 — — — 19,413	717,600 164,499 3,075 19,413 — — — 904,587

R. Rick Hart	Base Pay Bonus Stock Options Restricted Stock(3) Benefit Continuation(4) SERPs(7) Retention Payments Life Insurance(5) Total		— 30,510 — — — — 759,600 — 790,110		— 30,510 — — — 81,973 759,600 659,378 1,531,461		1,966,848 101,700 — — 3,861 81,973 759,600 — 2,913,982	1,013,610 91,225 71,168 — 3,861 81,973 759,600 — 2,021,437

	Type of Payment	Disability(1)		Death(1)		Termination Without Cause/ Constructive Termination(1)	Change in Control(1)(2)
C. Mitchell Waycaster	Base Pay Bonus Stock Options Restricted Stock(3) Benefit Continuation(4) Life Insurance Death Benefit Total		— 23,441 — 29,119 — — — 52,560		— 23,441 — 29,119 — 618,750 338,752 1,010,062	— — — 29,119 — — — 29,119	740,025 157,488 3,075 29,119 — — — 929,707

Larry R. Mathews	Base Pay Bonus Stock Options Restricted Stock(3) Benefit Continuation(4) Life Insurance(5) Car Lease Total	$	— 21,577 — 29,119 — — — 50,696	$	— 21,577 — 29,119 — 597,500 — 648,196	$239,000 42,453 — 29,119 3,861 — — 314,433	$714,610 126,934 — 29, 119 — — 6,000 876,663

(1)

We entered into an employment agreement with Mr. McGraw, effective January 1, 2008. Under the terms of that agreement, Mr. McGraw would receive the following additional amounts, determined as if the employment agreement was in effect as of December 31, 2007, and Mr. McGraw’s employment ceased on that date:

•	In the event of his death or disability, an additional $173,890 would be payable, representing the difference between his target and actual bonus.
•

In the event of his involuntary termination of employment without cause or his constructive termination, an additional $1,790,250 would be payable, representing salary continuation in the amount of $1,540,000 and his target bonus in the amount of $250,250, both of which would be aggregated and paid in two installments, one-half at the time of his termination and one-half seven months thereafter.

•	In the event of a change in control, Mr. McGraw would receive an additional tax gross up payment in the amount of $666,679.
(2)	Assumes that benefits and payments will not be reduced on account of the excise tax imposed under Section 4999 of the Code.
(3)	Represents the difference between the target award and actual restricted stock award, valued as of December 31, 2007.
(4)

As to Mr. McGraw, represents the annualized value of his retiree medical benefits, which are provided until his death; as to Messrs. Johnson, Hart, Waycaster and Mathews, represents the annualized value of medical coverage to be provided during the COBRA continuation period or the 12 months following termination of employment.

(5)

Represents the death benefits provided under our executive term group life insurance plan; as to Mr. Hart also includes the value of the death benefit provided under his split dollar life insurance arrangement.

(6)	Represents the preretirement death benefit provided under our deferred compensation plan.
(7)

Represents the difference in the maximum annual benefit and the annual benefit in which Mr. Hart was vested as of December 31, 2007. The benefit is payable in 15 annual installments commencing at age 65 or death.

REPORT OF THE AUDIT COMMITTEE

The information provided in this section shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to its proxy regulations or to the liabilities of Section 18 of the Exchange Act, other than as provided in Item 7(d)(3)(v) of Regulation 14A-101. The information provided in this section shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

The audit committee oversees our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the preparation, consistency and fair presentation of the financial statements, the accounting and financial reporting process, the systems of internal control, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Management is also responsible for its assertion on the design and effectiveness of our internal control over financial reporting. Our independent auditors are responsible for performing an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) to obtain reasonable assurance that our consolidated financial statements are free from material misstatement and expressing an opinion on the conformity of the financial statements of the Company with U.S. generally accepted accounting principles. The internal auditors are responsible to the audit committee and the board of directors for testing the integrity of the financial accounting and reporting control systems and such other matters as the audit committee and the board of directors determine.

In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2007 and management’s assessment of the design and effectiveness of our internal control over financial reporting as of December 31, 2007 with management. The discussion addressed the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The committee reviewed and discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements of the Company with U.S. generally accepted accounting principles, their judgments as to the quality of our accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards including, without limitation, the matters required to be discussed by Auditing Standards No. 61 (Codification of Statements of Auditing Standards, AU §380), as amended. In addition, the committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), has discussed with the independent auditors the auditors’ independence from management and the Company, and has considered the compatibility of non-audit services with the auditors’ independence.

The committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The committee held 16 meetings during 2007.

In reliance upon the reviews and discussions referred to above, the committee recommended to the board of directors (and the board has approved) that the audited financial statements and management’s assessment of the design and effectiveness of internal control over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Audit Committee:

Frank B. Brooks, Chairman	Marshall H. Dickerson
John T. Foy	Harold B. Jeffreys
Theodore S. Moll	J. Larry Young

March 5, 2008

INDEPENDENT AUDITORS

Who are our auditors?

The audit committee has appointed Horne LLP to serve as our independent registered public accountant for the 2008 fiscal year. A representative of Horne LLP is expected to attend the annual meeting. If present, the representative will have the opportunity to make a statement and will be available to respond to appropriate questions. The audit committee also appointed Horne LLP to serve as our independent registered public accountant to audit our financial statements for the years ended December 31, 2007 and 2006.

What fees were paid to the auditors in 2007 and 2006?

Fees related to services performed for us by Horne LLP in fiscal years 2007 and 2006 are as follows:

	2007	2006
Audit Fees (1)	$472,500	$455,000
Audit-Related Fees (2)	80,000	9,000
Tax Fees	—	—
All Other Fees	—	—

Total	$552,500	$464,000

(1)

Audit fees included fees and expenses associated with the audit of our annual financial statements, the reviews of the financial statements in our quarterly reports on Form 10-Q and regulatory and statutory filings.

(2)	Audit-related fees primarily included regulatory filings and other required procedures.

In accordance with the procedures set forth in its charter, the audit committee pre-approves all auditing services and permitted non-audit services (including the fees and terms of those services) to be performed for us by our independent auditor prior to the engagement of the independent auditors with respect to such services, subject to the de minimis exceptions for non-audit services permitted by the Exchange Act, which are approved by the audit committee prior to the completion of the audit. For fiscal years 2007 and 2006, none of the fees listed under Audit-Related Fees were covered by the de minimis exception. The chairman of the audit committee has been delegated the authority by the committee to pre-approve the engagement of the independent auditors when the entire committee is unable to do so. The chairman must report all such pre-approvals to the entire audit committee at the next committee meeting.

PROPOSAL NOS. 1 AND 2 TO ELECT DIRECTORS

What are the voting procedures?

Shares represented by your properly signed and dated proxy card will be voted in accordance with your instructions on the card at the annual meeting. If your proxy card is signed, but instructions are not given, the proxy holders will vote your proxy for the listed nominees. If for any reason one or more of the nominees is not available as a candidate for director, an event that the board of directors does not anticipate, the proxy holders will vote, in their discretion, for another candidate or candidates nominated by the board.

Directors are elected by a plurality vote; the nominees in each class who receive the highest number of votes cast, up to the number of directors to be elected in that class, are elected. You are entitled to one vote for each share held.

Proposal No. 1 – Election of Seven Class 3 Directors

The seven Class 3 directors elected at our annual meeting will serve a three-year term, or until the 2010 annual meeting. The board has nominated for election as Class 3 directors:

•	William M. Beasley

•	Marshall H. Dickerson

•	R. Rick Hart

•	Richard L. Heyer, Jr.

•	J. Niles McNeel

•	Michael D. Shmerling

•	H. Joe Trulove

Each nominee presently serves as a member of our board, and biographical information about them is set forth above in the “Board of Directors” section under the question “How many directors serve on the board, and who are the current directors?”

Our board of directors unanimously recommends a vote “FOR” the election of each of the seven nominees for

Class 3 director to the board of directors.

Proposal No. 2 – Election of Two Class 1 Directors

The two Class 1 directors elected at our annual meeting will serve a one-year term, or until the 2009 annual meeting. The board has nominated for election as Class 1 directors:

•	Albert J. Dale, III

•	T. Michael Glenn

Mr. Dale presently serves as a member of our board, and biographical information about him is set forth above in the “Board of Directors” section under the question “How many directors serve on the board, and who are the current directors?”

Mr. Glenn, 52, has been the Executive Vice President of Market Development and Corporate Communications for FedEx Corporation since 1998. Mr. Glenn also serves as President and Chief Executive Officer of FedEx Services, a subsidiary of FedEx Corporation. Mr. Glenn is also a director of Pentair, Inc. The board of directors has determined that, if elected as a director, Mr. Glenn will be an “independent director” for purposes of the Nasdaq Marketplace Rules. Mr. Glenn currently serves on our West Tennessee State Board and was a member of the board of directors of Renasant Bancshares prior to its acquisition by us. The board considered the relationships between Mr. Glenn and Renasant or the Bank and determined Mr. Glenn will be an “independent director” as defined under Rule 4200(a)(15) of the Nasdaq Marketplace Rules when elected as a member of the board of directors.

Our board of directors unanimously recommends a vote “FOR” the election of each of the two nominees for

Class 1 directors to the board of directors.

SHAREHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING

At the annual meeting each year, the board of directors submits to shareholders its nominees for election as directors. In addition, the board may submit other matters to the shareholders for action at the annual meeting. Shareholders may also submit proposals for action at the annual meeting.

Proposals in Our Proxy Statement

Shareholders interested in submitting a proposal for inclusion in our proxy materials for the 2009 Annual Meeting of Shareholders may do so by following the procedures prescribed in Rule 14a-8 of the Exchange Act. If the 2009 annual meeting is held within thirty days of April 15, 2009, shareholder proposals must be received by E. Robinson McGraw at 209 Troy Street, Tupelo, Mississippi 38804, no later than the close of business on November 11, 2008, in order for such proposals to be considered for inclusion in the proxy statement and form of proxy relating to such meeting.

Proposals to be Introduced at the 2009 Annual Meeting

For any shareholder proposal to be presented in connection with the 2009 Annual Meeting of Shareholders but without inclusion in our proxy materials, including any proposal relating to the nomination of a director to be elected to the board of directors, a shareholder must give timely written notice thereof in writing to the Secretary in compliance with the advance notice and eligibility requirements contained in our By-laws. To be timely, a shareholder’s notice must be delivered to the Secretary at 209 Troy Street, Tupelo, Mississippi 38804 not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 90 days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must contain information specified in our By-laws about each nominee or the proposed business and the shareholder making the nomination or proposal.

Under our By-laws, based upon the meeting date of April 15, 2008 for the 2008 Annual Meeting of Shareholders, a qualified shareholder intending to introduce a proposal or nominate a director at the 2009 Annual Meeting of Shareholders but not intending the proposal to be included in our proxy materials must give written notice to our Secretary not earlier than the close of business on December 16, 2008 and not later than the close of business on January 15, 2009.

The advance notice provisions in our By-laws also provide that in the case of a special meeting of shareholders called for the purpose of electing one or more directors, a shareholder may nominate a person or persons (as the case may be) for election to such position if the shareholder’s notice is delivered to the Secretary at the above address not earlier than the 120th day prior to the special meeting and not later than the close of business on the later of the 90th day prior to the special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.

The specific requirements of our advance notice and eligibility provisions are set forth in Article III, Section 9 of our Bylaws, as amended, a copy of which is available upon request. Such requests and any shareholder proposals should be sent to the Secretary at 209 Troy Street, Tupelo, Mississippi 38804.

OTHER MATTERS

As of the time this proxy statement was printed, management was unaware of any other matters to be brought before the annual meeting other than those set forth herein. However, if any other matters are properly brought before the annual meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

Our Summary Annual Report for the year ended December 31, 2007 and our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC, have been mailed to shareholders prior to or with this proxy statement.

Upon written request of any record holder or beneficial owner of shares entitled to vote at the annual meeting, we will provide, without charge, an additional copy of our Annual Report on Form 10-K for the year ended December 31, 2007. Requests should be mailed to John S. Oxford, Vice President and Director of External Affairs, 209 Troy Street, Tupelo, Mississippi 38804.

By Order of the Board of Directors

/s/ E. Robinson McGraw
E. Robinson McGraw
Chairman of the Board, President and Chief Executive Officer

REVOCABLE PROXY

RENASANT CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

APRIL 15, 2008

1:30 P.M.

The person(s) signing this proxy card hereby appoints John M. Creekmore, Neal A. Holland, Jr., Theodore S. Moll and J. Larry Young, and each of them, acting singly, as attorneys and proxies of the signer of the proxy card, with full power of substitution, to vote all shares of stock which the signer is entitled to vote at the Annual Meeting of Stockholders of Renasant Corporation to be held on Tuesday, April 15, 2008 at 1:30 p.m., Central time, at the principal office of Renasant Bank, 209 Troy Street, Tupelo, Mississippi, 38804, and at any and all adjournments and postponements thereof. The proxies are authorized to vote all shares of stock in accordance with the following instructions and with discretionary authority upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Proposal Nos. 1 and 2 in the accompanying proxy statement have been combined into Proposal No. 1 on this proxy card.

Revocable Proxy

Renasant Corporation

Please mark as
Indicated in this
example

(1)	To elect seven Class 3 directors for a three-year term expiring in 2011:

[ ]	FOR ALL NOMINEES

[ ]	WITHHOLD AUTHORITY FOR ALL NOMINEES

[ ]	FOR ALL EXCEPT (See instructions below)

NOMINEES:

• William M. Beasley
• Marshall H. Dickerson
• R. Rick Hart
• Richard L. Heyer, Jr.
• J. Niles McNeel
• Michael D. Shmerling
• H. Joe Trulove

To elect two Class 1 directors for a one-year term expiring in 2009:

• Albert J. Dale, III
• T. Michael Glenn

Instructions: To withhold authority to vote for any individual nominee in this Proposal, mark “FOR ALL EXCEPT” and write the nominee’s name on the line below.

Proposal Nos. 1 and 2 in the accompanying proxy statement have been combined into Proposal No. 1 on this proxy card.

(2)	To transact such other business as may properly come before the annual meeting or any adjournments thereof.

THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ABOVE. IF NO SPECIFIC DIRECTIONS ARE GIVEN, THESE SHARES WILL BE VOTED TO ELECT THE NOMINEES LISTED IN PROPOSAL NO. 1 ON THIS PROXY CARD AS CLASS 3 DIRECTORS AND THE NOMINEES LISTED IN PROPOSAL NO. 1 ON THIS PROXY CARD AS CLASS 1 DIRECTORS. THE PROXIES WILL VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL NO. 1 ON THIS PROXY CARD AS CLASS 3 DIRECTORS AND THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL NO. 1 ON THIS PROXY CARD AS CLASS 1 DIRECTORS.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Mark here if you plan to attend the meeting

Mark here for address change and note change

Please be sure to date and sign this Proxy in the box below.

Stockholder sign above	Co-holder (if any) sign above	Date

Detach above card, date, sign and mail in postage paid envelope provided.

RENASANT CORPORATION

Please sign exactly as your name(s) appear(s) on this proxy card. When signing in a representative capacity, please give full title.

PLEASE ACT PROMPTLY

DATE, SIGN AND MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.